Amendment No.1 to Subadvisory Agreement

THE TARGET ASSET ALLOCATION FUNDS
Target Conservative Allocation Fund
Target Moderate Allocation Fund
Target Growth Allocation Fund

Amendment No.1 dated December 13,2008, to the Subadvisory Agreement dated December 13,2008 (the "Subadvisory Agreement") between Prudential Investments LLC ("PI") and Massachusetts Financial Services Company ("MFS" or the "Subadviser").

WHEREAS, PI and MFS have entered into the Subadvisory Agreement, and wish to set forth certain responsibilities of PI and MFS in connection with the appointment by PI, acting as investment manager of the mutual funds identified in Annex I (each, the "Fund"), of a transition broker/dealer ("transition manager") selected and supervised by PI in connection with the sale and purchase by the Fund of certain securities during the Fund's transition period defined below.

NOW THEREFORE, PI and MFS hereby agree as follows:

1. MFS agrees to provide limited subadvisory services to the Fund during the transition period, which will begin when MFS provides a buy list (as defined below) to PI or the transition manager, and will end after MFS has notified PI that the transition manager has corrected any known discrepancies in the Certified List (as defined below) or that no known discrepancies exist in the Certified List. In particular, during the transition period:

a. MFS, acting through its authorized persons identified in Annex II, will provide PI or the transition manager with a buy list ("Buy Portfolio") identified in Annex III that it would like the transition manager to implement during transition period. Prior to the transition period, PI shall provide MFS with a current and complete list, including ticker symbols, of any securities that the Fund may not purchase ("Fund Restricted Securities"), which shall be set forth in Annex IV. MFS shall not include in the Buy Portfolio any Fund Restricted Securities. MFS shall not be responsible for including any Fund Restricted Securities that are not included on Annex IV.

b. MFS will notify PI or the transition manager of any changes MFS wishes to make to the Buy Portfolio during the transition period while the transition manager is executing the trades. The transition manager will seek to execute all trades on the Buy Portfolio during the transition period. Provided that PI directs the Fund's custodian to provide MFS with all necessary information regarding corporate actions and that the Fund's custodian provides MFS with all such information in a timely manner, MFS shall be responsible for giving appropriate instructions to the custodian to address any discretionary corporate actions that affect securities in the Buy Portfolio during the transition period.

c. As soon as practical after the transition manager has executed all trades on the Buy Portfolio, or if MFS and PI otherwise agree that the transition period has ended, the Fund's custodian will provide MFS with a list of securities held by the Fund and a list of securities not yet settled ("Transition Manager List"). MFS will reconcile the Transition Manager List with the Buy Portfolio, seek to promptly identify any discrepancies, and ask the transition manager to correct any known discrepancies. Once MFS has determined that the transition manager has corrected any known discrepancies in the Transition Manager List or that that no known discrepancies exist, MFS will notify PI of this preliminary determination.

d. The Fund's custodian will provide MFS with a certified list of securities held by the Fund ("Certified List") as soon as the transition trades are settled at the custodian. MFS will reconcile the Certified List with other information reasonably available to it, seek to promptly identify any discrepancies, and ask the transition manager to correct any known discrepancies. Once MFS has determined that the transition manager has corrected any known discrepancies in the Certified List or that no known discrepancies exist, MFS will notify PI of this [mal determination, ending the transition period. MFS will then assume full responsibility for management of the applicable portion of the Fund's portfolio as Subadviser under the Sub advisory
Agreement.

2. a. PI agrees to take full responsibility for all matters relating to the decision to retain a transition manager and for all actions by the transition manager. In particular, MFS shall have no obligation, under the 1940 Act, the Investment Advisers Act of 1940, or otherwise, to PI or the Fund with respect to the selection of, and services provided by, the transition manager.

b. In addition, PI agrees to indemnify and hold harmless MFS from and against any and all losses, claims, damages or liabilities threatened to be or actually asserted against or incurred by the Fund, MFS, PI, the transition manager, or any other persons arising from or related to the following:

(i) PI's selection of Citigroup Global Markets, Inc. as transition manager.
(ii) Services provided by the transition manager to the Fund during the transition period (including, but not limited to, any obligations of best execution).
(iii) Any incomplete or erroneous information provided by the transition manager to MFS.
(iv) Any discrepancies between the Buy Portfolio provided to PI or the transition manager and the Transition Manager List, or between the Transition Manager List and the Certified List.

(v) Any trades that fail or that settle improperly due to errors by the transition manager.
(vi) MFS's limited ability to manage the Fund during the transition period, and any delay in MFS's ability to fully manage the Fund thereafter, such as a delay in the end of the transition period caused by any of the above factors during the transition period.
(vii) Any adverse impact on the investment performance of the Fund or other adverse impact on the Fund that results from any of the above factors during the transition period.

3. Except as amended hereby, all terms of the Subadvisory Agreement remain in full force and effect. The parties have signed this Amendment No.1 below (which may be signed in counterparts).

PRUDENTIAL INVESTMENTS LLC, on its behalf and on behalf of each of the Funds listed on Annex I

By: /s/ Robert F. Gunia

Name: Robert F. Gunia

Title: Executive Vice President

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By: /s/ Robert J. Manning

Print Name: Robert J. Manning

Title: President

ANNEX I

List of Fund(s) subject to the Transition

THE TARGET ASSET ALLOCATION FUNDS
Target Conservative Allocation Fund
Target Moderate Allocation Fund
Target Growth Allocation Fund

ANNEX II

List of Subadviser's Authorized Persons

[to be separately provided by Subadviser]

ANNEX III

Buy Portfolio

[to be separately provided by Subadviser]

ANNEX IV

FUND RESTRICTED SECURITIES
Prudential Financial, Inc. (Ticker: PRU )